Exhibit 99.1


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                                                FOR IMMEDIATE RELEASE
                                                JANUARY 28, 2004
                                                FOR ADDITIONAL INFORMATION
                                                CONTACT:  RANDY J SIZEMORE
                                                          SR VICE PRESIDENT, CFO
                                                          (260) 358-4680



                    NORTHEAST INDIANA BANCORP, INC. ANNOUNCES
                    NINTH ANNUAL SHAREHOLDER MEETING DATE AND
                             QUARTERLY CASH DIVIDEND

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc., (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will hold its ninth annual shareholders' meeting on April 21, 2004 at 1:00 PM eastern standard time. The meeting will be held in the boardroom of First Federal Savings Bank at 100 Frontage Road, Huntington Indiana. The holders of record date for the annual meeting will be March 5, 2004.

The Company also announced a quarterly cash dividend of $0.14 per common share. This cash dividend will be payable on February 24, 2004 to common shareholders of record on February 10, 2004.

The book value of NEIB's stock was $18.28 per common share as of December 31, 2003. The last reported trade of the Company's stock at the close of business on January 27, 2004 was $20.61 per common share and the number of outstanding common shares was 1,487,514 as of the same date. The company reported total assets of $227.4 million as of December 31, 2003.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana. The Company offers a full array of banking, trust, and financial brokerage services to its customers through three full service branches located in Huntington, Indiana. The Company is traded on The NASDAQ Stock Market under the symbol "NEIB".